MEMORANDUM TO PARTICIPANTS IN THE COLLINS INDUSTRIES, INC.
RESTATED TAX DEFERRED SAVINGS PLAN

DIRECTION TO TENDER SHARES OF COMMON STOCK
TO COLLINS INDUSTRIES, INC. AT A PURCHASE PRICE NOT GREATER THAN
$4.50 NOR LESS THAN $3.60 PER SHARE

        Based on the terms and subject to the conditions set forth in the Offer to Purchase, dated October 10, 2003 (the "Offer to Purchase"), Collins Industries, Inc., a Missouri corporation (the "Company") is offering to purchase up to 1,100,000 shares of its common stock, $.10 par value per share (the "Shares"), at a price not greater than $4.50 nor less than $3.60 per Share (the "Purchase Price"), net to the seller in cash, without interest.

        Because your account in the Collins Industries, Inc. Restated Tax Deferred Savings Plan (the "Plan") includes an investment in the Company common stock fund, you will be given the opportunity to direct INTRUST Bank, N.A., the directed trustee of the Plan's assets (the "Trustee"), to tender all or a portion of the vested Shares credited to your Plan account (any non-vested Shares will not be eligible for tender). Your interest in the Company common stock fund is measured in terms of units. Your vested units in the Company common stock fund closely approximate the number of vested Shares held in your Plan account.

        You may only tender the vested Shares credited to your Plan account as of 5:00 P. M., Eastern Standard Time as of November 14, 2003 (the "Determination Date"), unless you own Shares outside of the Plan. You may not tender Shares in excess of the number of vested Shares that are credited to your Plan account on the Determination Date, even if additional Shares are credited to your Plan account after the Determination Date. The estimated number of vested Shares credited to your Plan account as of September 30, 2003, is set forth on the first page of the Tender Offer Form of Election attached hereto. The actual number of vested Shares credited to your Plan account on the Determination Date may be less than or greater than the number of vested Shares reflected on your Form of Election.

        Your right to direct the Trustee with respect to the Offer to Purchase applies solely to the vested Shares credited to your Plan account as of the Determination Date. Non-vested Shares credited to your Plan account cannot be tendered by the Trustee.

        If you wish to tender Shares credited to your Plan account, you must follow the instructions in this letter. The Tender Offer Form of Election for Collins Industries, Inc. Restated Tax Deferred Savings Plan (the "Form of Election") must be received by Mellon Investor Services, LLC ("Mellon"), the agent for Trustee, no later than 5:00 P.M., Eastern Standard Time on November 13, 2003 (one day before the Determination Date). Failure to follow these instructions will make the vested Shares credited to your Plan Account ineligible for tender. IF YOU DO NOT WISH TO TENDER ANY OF THE VESTED SHARES CREDITED TO YOUR PLAN ACCOUNT, YOU NEED NOT TAKE ANY ACTION.

        As described in the Offer to Purchase, the Company will select the lowest Purchase Price that will allow it to buy 1,100,000 Shares or, if a lesser number of Shares are properly tendered, all Shares that are validly tendered and not withdrawn. The Company will pay the same price for all Shares purchased in the offer. This offer is being extended to all of the Company's shareholders, not just shareholders who are participants in the Plan. All Shares validly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased, subject to the limitations described in the Offer to Purchase. If more than the number of Shares the Company seeks are tendered, the Company may prorate the number of Shares it purchases in the offer and some of the Shares tendered at or below the Purchase Price will not be purchased. Vested Shares tendered at prices in excess of the Purchase Price that are not purchased and Shares not purchased because of proration or otherwise will be returned promptly to the Trustee following the expiration of the offer.

        If you direct the Trustee to tender Shares and the Shares are purchased by the Company, the tender proceeds will be reinvested among the Plan's investment funds (other than the Company stock fund) in accordance with your investment election instructions then in effect.

        When considering whether or not to tender your vested Shares, it is important that you note the following:

  1.
  A COMPLETED FORM OF ELECTION MUST BE RECEIVED BY MELLON NO LATER THAN 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 13, 2003. ANY FORM OF ELECTION RECEIVED AFTER THIS DEADLINE WILL NOT BE HONORED.

  2.
  The Company's Board of Directors has approved the making of the offer. However, neither the Company, its Board of Directors, the Trustee, nor Mellon is making any recommendation as to whether you should tender or refrain from tendering your Shares or at what Purchase Price you should choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them.

  3.
  Your tender instructions will be held in strict confidence by Mellon and the Trustee and will not be divulged or released to any directors, officers or employees of the Company, other than as may be required by law.

  4.
  You will not be obligated to pay any brokerage fees or commissions or solicitation fees if you elect to tender your Shares.

  5.
  Once you submit a Form of Election to Mellon, your form may not be withdrawn.

  6.
  If the actual number of vested Shares credited to your Plan account as of the Determination Date is less than the number of vested Shares you have directed be tendered, all of the vested Shares credited to your Plan account will be tendered.

  7.
  Vested Shares credited to your Plan account may be tendered at prices not greater than $4.50 nor less than $3.60 per share. However, if you elect to tender Shares at a price that is lower than the NASDAQ National Market closing price on the expiration date of the offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. This may result in such Shares not being eligible for purchase.

  8.
  If you want to participate in the offer and wish to maximize the chance of having the Company purchase all the vested Shares you wish to tender, you should select box 3 under "Part B—Tender Price" of the attached Form of Election and complete the other portions as appropriate. Doing so will result in a price per Share that could be as low as $3.60 or as high as $4.50, subject to the price-based repurchase limitations discussed under paragraph 7 above.

  9.
  If you wish to select a specific price at which you will be tendering your vested Shares, you should select box 4 under "Part B—Tender Price" of the attached Form of Election and complete the other portions as appropriate. All vested Shares credited to your Plan account must be tendered at the same price per share. You may not select one tender price for some Shares and another tender price for other Shares.

  10.
  If you submit an and executed Form of Election to Mellon, but do not indicate the number of vested Shares you wish to tender, you will be deemed to have tendered, and Mellon will authorize and direct the Trustee to tender, all of the vested Shares credited to your Plan account on the Determination Date.

  11.
  If you submit an executed Form of Election to Mellon, but do not indicate the per share price at which you wish to tender your vested Shares, you will be deemed to have tendered, and Mellon will authorize and direct the Trustee to tender, your vested Shares at the purchase price determined in the offer.

        If you have any questions concerning the offer or the tender of Shares credited to your Plan account, please contact Mellon Investor Services LLC toll free at (800) 414-2879.

Return this form to Mellon Investor Services no later November 13, 2003, 5:00 p.m. (Eastern Time).	RETURN THIS FORM OF ELECTION for shares held in the Collins Industries, Inc. Restated Tax Deferred Savings Plan (the "Plan") to Mellon Investor Services as follows:	Do you need assistance? Call Mellon Investor Services at 1-800-414-2879

By Mail: Mellon Investor Services LLC Attn: Reorganization Department Post Office Box 3301 South Hackensack, NJ 07606	By Hand: Mellon Investor Services LLC Attn: Reorganization Department 120 Broadway, 13th Floor New York, NY 10271	By Overnight Delivery: Mellon Investor Services LLC Attn: Reorganization Department 85 Challenger Rd-Mail Drop-Reorg Ridgefield Park, NJ 07660

Plan Account Name	Vested Shares as of September 30, 2003

Election Options

I hereby instruct INTRUST Bank, N.A. as Trustee of the Common Stock Fund under the Plan to tender the vested shares credited to my Plan account as indicated below. I understand that my election will apply to the vested shares credited to my Plan account as of the close of business on November 14, 2003, and that the actual number of vested shares credited to my account on that date and tendered by the Trustee may be less than or greater than the shares shown on this form.
Complete Parts A and B below.

PART A - SHARES TO BE TENDERED (choose 1 or 2 below)		PART B - TENDER PRICE (choose 3 or 4)
☐ 1.	Tender all the vested shares credited to my Plan account	☐ 3.	Tender my vested shares at a price determined by Dutch Auction (by selecting this option you will maximize the chance of the company acquiring your shares).
☐ 2.	Tender % of the vested shares credited to my Plan account (rounded down to the nearest whole number of shares)	☐ 4.	Tender my shares at the price checked below: (select one) [ ] $3.60 [ ] $4.10 [ ] $3.70 [ ] $4.20 [ ] $3.80 [ ] $4.30 [ ] $3.90 [ ] $4.40 [ ] $4.00 [ ] $4.50

You must sign and date below and return this form to Mellon Investor Services by November 13, 2003, 5:00 p.m. (est)

Signature of Plan Participant or Beneficiary

Signature

Date

Telephone Number (Include Area Code)

Important:

By signing this Form of Election and submitting it to Mellon Investor Services, you are agreeing to all of the terms of this form and you are making the following representations and warranties:

(1)
You acknowledge receiving the Memorandum to Participants in the Collins Industries, Inc. Restated Tax Deferred Savings Plan (the "Plan") and Offer to Purchase memorandum dated October 10, 2003, in connection with the offer by Collins Industries, Inc., a Missouri corporation (the "Company"), to purchase up to 1,100,000 shares of its common stock, $.10 par value per share, at a price not greater than $3.60 nor less than $4.50 per share, net to the seller in cash, without interest.

(2)
You are the Plan participant or beneficiary whose account is described in this Form of Election.

(3)
By completing and mailing this Form of Election, you are instructing the Trustee to tender all or a portion of vested shares credited to your Plan account as of the close of business on November 14, 2003, subject to the conditions set forth in the Offer to Purchase. You acknowledge and understand that the actual number of vested shares credited to your Plan account and tendered by the Trustee may be less than or greater than the number of vested shares shown on this Form of Election.

(4)
If you submit an executed Form of Election to Mellon, but do not indicate the number of vested shares you wish to tender, you will be deemed to have tendered, and Mellon will authorize and direct the Trustee to tender, all of the vested shares credited to your Plan account as of November 14, 2003.

(5)
If you submit an executed Form of Election to Mellon, but do not indicate the per share price at which you wish to tender your vested shares, you will be deemed to have tendered, and Mellon will authorize and direct the Trustee to tender, your shares at a price determined by Dutch Auction.

(6)
If you elect to tender vested shares at a price that is lower than the NASDAQ National Market closing price on the expiration date of the offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. This may result in such vested shares being ineligible for purchase.

(7)
You understand that all authority conferred or agreed to be conferred in this Form of Election shall be binding upon your successors, assigns, heirs, executors, administrators and legal representatives.

(8)
You may not revoke or withdraw a Form of Election once it has been delivered to Mellon Investor Services.